Exhibit 99.1

1347 Capital Corp.

Consent of Director Nominee

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to be named as a director nominee in, and the filing of this consent as an exhibit to, the registration statement on Form S-4, and any amendments thereto, to be filed by 1347 Capital Corp. with the U.S. Securities and Exchange Commission.

Dated: April 14, 2016

/s/ Charles A. Bacon, III
Charles A. Bacon, III